Exhibit 2(a)(1)
AMENDED AND RESTATED CERTIFICATE OF FORMATION
OF
J.P. MORGAN MULTI-STRATEGY FUND, L.L.C.
          THIS Amended and Restated Certificate of Formation of J.P. Morgan Multi-Strategy Fund, L.L.C. (the “Company”), dated as of August 25, 2010, has been duly executed and is being filed by the undersigned, as an authorized person, in accordance with the provisions of 6 Del. C. §18-208, to amend and restate the original Certificate of Formation of the Company, which was filed on April 6, 2004, with the Secretary of State of the State of Delaware (the “Certificate”), to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).
          The Certificate is hereby amended and restated in its entirety to read as follows:
          1. Name. The name of the limited liability company is J.P. Morgan Access Multi-Strategy Fund, L.L.C.
          2. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          3. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
          IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation as of the date first-above written.

/s/ Patricia Maleski Name: Patricia Maleski
Title: Authorized Person